iRhythm Technologies Names Karim Karti as Chief Operating Officer

SAN FRANCISCO – June 27, 2018 – iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, announced today the appointment of Karim Karti to Chief Operating Officer effective July 23, 2018. Karti brings more than 20 years of experience and a proven track record of driving growth, profitability and innovation in the global healthcare technology and services industry. In this new position at iRhythm, Karti will have responsibility for the research and development, commercial execution, operations and service organizations. He will be responsible for ensuring operational excellence across iRhythm and will report to Kevin King, President and Chief Executive Officer.

“We are pleased to welcome Karim to our leadership team and look forward to the contributions he can make in shaping our strategic direction. He brings a wealth of expertise that complements our leadership team and is vital as our business grows,” said Kevin King, President and CEO of iRhythm Technologies. “Karim is a seasoned and trusted leader who has consistently delivered strong results in healthcare technology and is uniquely qualified to drive operational excellence and scale within iRhythm. I have tremendous confidence that his leadership will strengthen our team’s ability to achieve ongoing market leadership and our long term strategic goals.”

Karti’s prior experience during his 22 year tenure at GE Healthcare includes numerous leadership roles in business and services management, product management, and sales and marketing in the US, Asia and EMEA. Most recently, as President and CEO of the $9B Imaging division at GE Healthcare, he accelerated growth and increased profitability while increasing the division’s pace of innovation. Prior, Karti served as the Chief Marketing Officer for GE Healthcare where he drove strategy for the business, revamped its marketing capabilities and implemented digital platforms to accelerate growth. In his role as CEO of the emerging markets division of GE Healthcare, Karti successfully implemented innovative go-to market strategies. In addition, he served as President and CEO of GE Healthcare in Korea and led the services commercial organization in EMEA where he expanded the business and launched new service offerings. Karti began his career with Procter & Gamble in Brand Management.

“I am thrilled and honored to join the iRhythm team,” said Karti. “iRhythm is revolutionizing the way to diagnose and treat arrhythmia. Its impressive growth and impact on patients and providers is a testimony to the strength of its solutions and potential for the future. I look forward to working with the world class iRhythm leadership team to continue to drive growth and expansion, as well as further establish iRhythm as a premier digital health solutions platform.”

Karti holds an engineering degree from Ecole Centrale de Lyon and completed the entrepreneurship program at Ecole Superieure de Commerce de Lyon.

About iRhythm Technologies, Inc.

iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

iRhythm Technologies, Inc.    •    650 Townsend Street, Suite 500    •    San Francisco, CA  94103

phone: 415.632.5700    •    fax: 415.632.5701    •     irhythmtech.com

Investor Relations Contact:

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@irhythmtech.com

Media Contact:

Cherise Adkins

(415) 486-3235

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iRhythm Technologies, Inc.    •    650 Townsend Street, Suite 500    •    San Francisco, CA  94103

phone: 415.632.5700    •    fax: 415.632.5701    •     irhythmtech.com